ANDREW BARWICKI Incorporated

110 Wall Street, 11 Floor, New York, NY 10005
516-662-9461 / 516-670-9083 / Andrew@barwicki.com

LETTER OF AGREEMENT

Date: March 23, 2009

Section 1. Services to be Rendered. The purpose of this Letter of Agreement is to set forth the terms and conditions on which ANDREW J. BARWICKI (AJB) agrees to provide Salamon Group Inc. (SLMU) investor relations services, as listed and defined on the following page, titled:

ANDREW BARWICKI, INVESTOR RELATIONS
TARGETING 1,200 INVESTORS

Section 2. Terms of Agreement and Guarantee of Satisfaction. (a) The engagement of AJB under the provisions of this agreement shall continue until notice of termination is received. (b) SLMU may terminate AJB engagement hereunder, with or without cause, immediately at any time during this agreement. (c) AJB may terminate its engagement hereunder, with or without cause, at any time during this agreement.
Termination by either party must be done in writing, delivered by email or certified mail.

Section 3. Fees. SLMU shall issue to AJB for its investor relations services 700,000 restricted trading shares of stock. Issuance of stock (700,000) will be for a 3-month period.

Section 4. Severability. In case any provision of this letter of agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 5. Other Services. If SLMU desires additional services not included in this agreement, as described in the TARGETING 1,200 INVESTORS page, any such additional services shall be covered by a separate agreement between the parties hereto.

Section 6. Confidentiality. AJB shall hold in confidence and not utilize, other than for the benefit of the SLMU as a fiduciary, nor disclose to any person or party, except on a need to know basis for the benefit of the Company, any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which AJB has, or is given (or has had or been given), access as a result of this engagement and the relationship between the SLMU and AJB. In rightfully disclosing Confidential Information under this Agreement, AJB will not do so without appropriate protective treatment of the applicable Confidential Information prior to its disclosure.

Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to Andrew Barwicki, 110 Wall Street, 11 FL, New York, NY 10005

/s/ Andrew Barwicki March 23, 2009
Andrew J. Barwicki

ACCEPTED AND AGREED

SALAMON GROUP INC. * APRIL 27, 2001 * STATE OF NEVADA U.S.A.

Per [signature]
Signature

March 23, 2009
Date

John Salamon
Print Name

President, CEO
Title

Salamon Group Inc.
4080 Paradise Rd. #15-901
Las Vegas, Nevada 89169
U.S.A
Tel: 702.241.0145